UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 18, 2006

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-16791

Delaware	51-0414140
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On April 18, 2006, we entered into a fifth amendment (the “Fifth Amendment”) to our amended and restated credit agreement with Wilmington Trust Company dated March 25, 2002, as amended (the “Credit Agreement”). The purpose of the Fifth Amendment is to provide the financing necessary for the proposed expansion of our hotel that was announced by the Company on March 16, 2006. The Credit Agreement continues to be available for seasonal funding needs, capital improvements and other general corporate purposes and contains, among others, minimum net worth, interest coverage and maximum leverage covenant requirements.

The Fifth Amendment extends the term of our Credit Agreement until April 17, 2011, increases our unsecured revolving line of credit under the Credit Agreement from $70 million to $105 million and modifies pricing and certain covenants under the Credit Agreement. Interest is based, at the Company’s option, upon LIBOR plus a margin that varies between 75 and 125 basis points depending on the ratio of funded debt to earnings before interest, taxes, depreciation and amortization (the “leverage ratio”) or the base rate (the greater of the prime rate or the federal funds rate plus 0.5%) less a margin that varies between 50 and 100 basis points depending on the leverage ratio.

The Fifth Amendment is filed as an exhibit to this Form 8-K.

Item 9.01  Financial Statements and Exhibits.

(d)                                 Exhibits

10.1                           Fifth Amendment dated April 18, 2006 to Amended and Restated Credit Agreement among Dover Downs Gaming & Entertainment, Inc. and Wilmington Trust Company, as agent, dated January 15, 2002, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Downs Gaming & Entertainment, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer
Dated: April 21, 2006

EXHIBIT INDEX

Exhibit Number	Description
10.1	Fifth Amendment dated April 18, 2006 to Amended and Restated Credit Agreement among Dover Downs Gaming & Entertainment, Inc. and Wilmington Trust Company, as agent, dated January 15, 2002, as amended.